UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 23, 2019

IDEXX LABORATORIES, INC.

(Exact name of registrant as specified in charter)

Delaware	000-19271	01-0393723
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer Identification No.)
of Incorporation)

One IDEXX Drive, Westbrook, Maine	04092
(Address of Principal Executive Offices)	(Zip Code)

207.556.0300

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.10 par value per share	IDXX	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Recent Actions

On October 23, 2019, IDEXX Laboratories, Inc. (the “Company”) and Jonathan W. Ayers, the Company’s Chairman of the Board and former President and Chief Executive Officer, mutually agreed that Mr. Ayers, who has been on medical leave since June 28, 2019, will cease to be employed by the Company as of November 1, 2019 (the “Transition Date”) and transition to the role of external Senior Advisor to the Company. Mr. Ayers will continue to serve as a member of the Company’s Board of Directors (the “Board”) but will no longer serve as its Chairman. In connection with the foregoing, on October 23, 2019, Mr. Ayers and the Company entered into a Mutual Separation Agreement (the “Mutual Separation Agreement”) and a Senior Advisory Agreement (the “Senior Advisory Agreement”), as more fully described below.

Also, on October 23, 2019, the Board appointed Jonathan (Jay) Mazelsky as the President and Chief Executive Officer of the Company, effective as of October 23, 2019. Mr. Mazelsky has been serving as the Interim President and Chief Executive Officer of the Company since June 28, 2019, as was previously disclosed in the Company’s current report on Form 8-K filed on July 1, 2019. In connection with the foregoing, on October 23, 2019, Mr. Mazelsky and the Company entered into the Second Amended and Restated Executive Employment Agreement to reflect his new arrangement (the “Mazelsky Employment Agreement”), as more fully described below. In connection with his promotion to serve as the President and Chief Executive Officer, Mr. Mazelsky was also elected to the Board, effective as of October 23, 2019.

In light of these changes, also on October 23, 2019, the Board elected Lawrence D. Kingsley to serve as the Board’s Independent Non-Executive Chairman, effective as of November 1, 2019. Mr. Kingsley has been a member of the Board since October 2016 and served as its Independent Lead Director since May 2018.

There are no related person transactions (or proposed related person transactions) with respect to Mr. Mazelsky reportable under Item 5.02(d) of Form 8-K and Item 404(a) of Regulation S-K since the beginning of the Company’s last fiscal year. Mr. Mazelsky will not receive any compensation in connection with his service on the Board.

Mutual Separation Agreement with Jonathan Ayers

Pursuant to the Mutual Separation Agreement and consistent with his rights under his employment agreement with the Company, dated January 22, 2002, Mr. Ayers will receive: (i) two years’ base salary continuation, equal to approximately $1.6 million payable ratably over a two-year period, and (ii) a lump sum payment equal to $40,000 to compensate Mr. Ayers for approximately 24 months of medical insurance coverage premium costs. In addition, Mr. Ayers will receive a lump sum payment equal to $833,333, representing a pro-rated annual target bonus for 2019 through the Transition Date. Mr. Ayers’s unvested stock options will continue to vest in accordance with the schedule set forth in the applicable award agreement without any continued service requirement and all of his outstanding stock options, including those vested as of the Transition Date and those that will become vested thereafter, will remain exercisable without any continued service requirement until the expiration date set forth in each stock option award agreement. As a result of his severance payments and the modification of Mr. Ayers’s outstanding stock options, the Company will recognize a charge of approximately $13 million in the fourth quarter of 2019, representing the cost of the severance and an acceleration of the cost of the equity awards.

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Mr. Ayers’s aforementioned entitlements under the Mutual Separation Agreement are subject to his execution and delivery, without revocation, of a general release of any claims, and are contingent on his execution, delivery and compliance with a non-disclosure agreement and a non-competition agreement, providing for non-competition and non-solicitation restrictions for a period until the later of (i) two years following the end of Mr. Ayer’s senior advisory services (as described below) and Board service, and (ii) the date on which all of Mr. Ayers’s outstanding stock options have fully vested.

Mr. Ayers will also, as of immediately following the Transition Date, be entitled to receive payment for his service as a non-employee director of the Company pursuant to the Company’s compensation policy for non-employee directors in effect from time to time.

The Mutual Separation Agreement, the terms of which are incorporated herein by reference, is attached hereto as Exhibit 10.1.

Senior Advisory Agreement with Jonathan Ayers

As noted above, Mr. Ayers will serve as a Senior Advisor to the Company pursuant to the Senior Advisory Agreement, effective as of November 2, 2019. Under this arrangement, Mr. Ayers will provide advice and services related to such matters as identified from time to time and agreed to by Mr. Ayers and the President and Chief Executive Officer of the Company, and will receive compensation in the form of advisory fees at a rate of $240,000 per year (the “Advisory Fees”), generally payable in arrears in four installments of $60,000 on each of February 1, May 1, August 1, and November 1. The Senior Advisory Agreement does not provide for a specific term and may be terminated by either party by providing 90 days’ written notice to the other party. In the event that the term of the Senior Advisory Agreement ends in between any of the aforementioned payment dates, Mr. Ayers shall receive a pro-rated portion of the applicable Advisory Fees for the period prior to termination of the Senior Advisory Agreement.

The Senior Advisory Agreement, the terms of which are incorporated herein by reference, is attached hereto as Exhibit 10.2.

Mazelsky Employment Agreement

The Mazelsky Employment Agreement, appointing him President and Chief Executive Officer, and making him eligible to be a member of the Board, generally provides for: (i) an annual base salary of $850,000, which will be reviewed by the Board on an annual basis commencing in the first quarter of 2021, (ii) an annual bonus opportunity with a target, beginning on the effective date of the Mazelsky Employment Agreement, equal to 125% of Mr. Mazelsky’s base salary, (iii) an equity grant of stock options to purchase shares of Company common stock to be granted on November 4, 2019, with a grant date fair value of approximately $2,000,000, an exercise price equal to 110% of the fair market value of a share of the Company’s common stock on the date of grant, and a ten-year term and vesting ratably over five years (so long as Mr. Mazelsky remains employed by the Company or as otherwise provided in the Mazelsky Employment Agreement), and (iv) in February 2020, subject to approval of the Compensation Committee of the Board (the “Compensation Committee”), an additional grant, with a grant date fair value of approximately $4,000,000, in the form and with those terms and conditions as determined by the Compensation Committee consistent with awards to the Company’s other executive officers in February 2020, unless otherwise determined by the Compensation Committee.

Under the terms of the Mazelsky Employment Agreement, if Mr. Mazelsky is terminated by the Company without Cause (as such term is defined therein) other than during a Change of Control Period (as defined below), subject to Mr. Mazelsky’s ongoing compliance with applicable restrictive covenant agreements and his execution, without revocation, of a general release of claims, Mr. Mazelsky will be entitled to the following: (i) base salary continuation for two years following his termination date (the “Severance Period”), (ii) a lump sum cash payment in an amount equivalent to two years of the employer portion of medical coverage for Mr. Mazelsky and his dependents to the same extent as was paid immediately prior to the termination of employment, and (iii) continued vesting of any outstanding equity incentive awards that otherwise would have vested during the Severance Period, which awards, if stock options, will remain exercisable for 90 days following the end of the Severance Period. In addition, any options that were vested immediately prior to Mr. Mazelsky’s termination date will have an exercise period of (x) 90 days following his termination or (y) if Mr. Mazelsky is “Retirement-eligible” (as defined in the applicable equity award agreement) as of the termination date, an exercise period of 24 months following the termination date.

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If such termination by the Company without Cause occurs, or if Mr. Mazelsky resigns for Good Reason, each within 24 months following a Change of Control (as defined therein) (the “Change of Control Period”), Mr. Mazelsky will be entitled to: (i) a lump sum payment equal to three times the sum of (x) his base salary and (y) generally, the average of annual bonus amounts paid in the immediately prior three years, (ii) a lump sum payment in an amount equivalent to three years of the Company’s payment of the employer portion of medical coverage for Mr. Mazelsky and his dependents to the same extent as was paid immediately prior to the termination of employment, (iii) full vesting of any unvested equity awards outstanding as of the termination date, and (iv) reimbursement for outplacement services and relocation costs up to $12,500 each year until the earlier of two years following the termination date or when Mr. Mazelsky secures full time employment. Consistent with the terms of the Amended and Restated Employment Agreement, dated May 26, 2013, by and between Mr. Mazelsky and the Company which provides certain rights for Mr. Mazelsky upon a change of control of the Company (the “Existing Change of Control Agreement”), and the terms of the applicable Company stock incentive plans, 25% of Mr. Mazelsky’s outstanding unvested equity awards will automatically vest upon a change of control of the Company.

Together with executing the Mazelsky Employment Agreement, Mr. Mazelsky also entered into a non-disclosure agreement and a non-competition agreement, providing for non-competition and non-solicitation restrictions effective while Mr. Mazelsky is an employee of the Company and for a period of two years following a termination of employment for any reason.

The Mazelsky Employment Agreement, the terms of which are incorporated herein by reference, is attached hereto as Exhibit 10.3. The Mazelsky Employment Agreement supersedes the Existing Change of Control Agreement.

Item 7.01	Regulation FD Disclosure.

A copy of the Company’s press release dated October 24, 2019 announcing these matters is furnished as Exhibit 99.1 to this Form 8-K.

Item 9.01 — Financial Statements and Exhibits

(d)	Exhibits:

Exhibit Number	Description

10.1	Mutual Separation Agreement, dated October 23, 2019, by and between IDEXX Laboratories Inc. and Mr. Jonathan W. Ayers

10.2	Senior Advisory Agreement, dated October 23, 2019, by and between IDEXX Laboratories Inc. and Mr. Jonathan W. Ayers

10.3	Second Amended and Restated Employment Agreement, dated October 23, 2019, by and between IDEXX Laboratories Inc. and Jonathan (Jay) Mazelsky

99.1	Press Release entitled “IDEXX Laboratories Announces Leadership Changes,” issued by the Company on October 24, 2019.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IDEXX LABORATORIES, INC.

Date: October 24, 2019	By:	/s/ Sharon E. Underberg
Name: Sharon E. Underberg
Title: Corporate Vice President, General Counsel and Secretary